Exhibit 99.1

Company Contact:

Michael Anthofer
Chief Financial Officer
408-321-6711

Investor Relations Contact:
Moriah Shilton
Sr. Director, Investor Relations
408-321-6713

Media Relations Contact:
Judy Erkanat
Media Relations
408-321-6751

TESSERA ANNOUNCES STRATEGIC REORGANIZATION INITIATIVES

Expands Micro-electronics Into Adjacent Areas

Hires Financial Advisor GCA Savvian Advisors, LLC to Explore Alternatives for Imaging & Optics

SAN JOSE, Calif. – April 6, 2011 – announced today two corporate initiatives to enhance the strategic positioning and value of its operations for its stockholders, customers and employees.

Micro-electronics

Tessera announced today the formation of a new group charged with developing, acquiring and monetizing semiconductor technologies beyond packaging, to be led by Simon McElrea. The group, which will be responsible for an initial portfolio of approximately 280 patents and patent applications, will consist ofapproximately 40 current employees located in San Jose. Their focus will be on circuitry design, memory modules, 3-D architecture, and advanced interconnect technologies, among other areas.

“We believe the creation of this new group under Simon’s leadership will help drive long term growth,” said Henry R. Nothhaft, chairman and chief executive officer, Tessera. “Simon brings a wealth of technical and business development experience to this new role, and we believe his expertise will be an important contributing factor to the success of our Micro-electronics business.”

Imaging & Optics

Tessera also announced that it is exploring a possible separation of its Imaging & Optics business. As part of this initiative, Tessera has retained GCA Savvian Advisors, LLC as its financial advisor to assist in the evaluation of multiple alternatives, including, among others, a spin-off transaction.

“Our Imaging & Optics business has had a successful start. We believe under the leadership of its new president, Bob Roohparvar, it may grow more quickly and better serve its customers as a stand-alone entity, and we have begun the work of exploring alternative means to that end,” added Nothhaft.

Tessera has not set a definitive timetable for completing its exploration of alternatives for the Imaging & Optics business and there can be no assurance that the process will result in any transaction. The company does not expect to make further public comment regarding these matters unless a definitive agreement or other commitment for any transaction is reached.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the impact of the appointment of Mr. McElrea and Dr. Roohparver, the impact of the group reporting to Mr. McElrea, the impact of the retention of GCA Savvian Advisors, LLC as the company’s financial advisor, and the exploration of various alternatives for the Imaging & Optics business. Material factors that may cause results to differ from the statements may include changes to the company’s plans or operations relating to its businesses and groups, market or industry conditions, delays, setbacks or losses relating to the company’s intellectual property or intellectual property litigations, or any invalidation or limitation of the company’s key patents; fluctuations in the company’s operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect the company’s ability to protect its intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt the company’s technologies; competing technologies; the future expiration of the company’s patents; the future expiration of the company’s license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to identify or complete a favorable transaction with respect to the Imaging & Optics business; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with the company’s existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010 includes more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., headquartered in San Jose, California, develops, invests in, licenses and delivers innovative miniaturization technologies and products for next-generation electronic devices. More than 65% of Tessera’s employees are dedicated technologists or inventors. The company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. Tessera’s imaging and optics solutions provide cost-effective, high-quality camera functionality in consumer electronic products through technologies that include Extended Depth of Field (EDOF), zoom and MEMS-based auto-focus. The company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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